UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

China Automotive Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-33123	33-0885775
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (86) 27-5981 8527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02          Termination of a Material Definitive Agreement.

On May 29, 2012, China Automotive Systems, Inc. (the “Company) announced that on May 25, 2012 it redeemed all of its outstanding senior convertible notes, which were held by Lehman Brothers Commercial Corporation Asia Limited (In Liquidation). The negotiated total redemption price was US$32.4 million, which includes all principal, accrued and unpaid interest and the make-whole amounts as of the date of redemption.

The five-year senior convertible notes were issued in February 2008 with an original total principal amount of $35 million, a scheduled maturity date of February 15, 2013 and a conversion price per share of $7.0822. In April of 2009, the Company redeemed $5 million of the principal amount of the convertible notes. On March 1, 2011, upon the conversion of $6.4 million of the principal amount of the convertible notes, 907,708 common shares were issued at a conversion price of $7.0822 per share. The remaining total principal amount of the senior convertible notes was US$23.6 million. As a result of the redemption of the senior convertible notes, the total share count on a fully diluted basis will be reduced by 3.3 million shares.

A press release from the Company announcing the early redemption of the senior convertible notes is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description
99.1	Press Release of China Automotive Systems, Inc., dated May 29, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Automotive Systems, Inc.
(Registrant)

Date: May 30, 2012	By:	/s/ Hanlin Chen
Hanlin Chen
Chairman

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